Exhibit 10.1

EXHIBIT C

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”) is dated as of June 11, 2026 (the “Effective Date”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“SPAC”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), ZincFive, Inc., a Delaware corporation (the “Company”), certain shareholders of SPAC set forth on Schedule I hereto (together with the Sponsor, collectively, the “Insiders” and each, an “Insider”), solely for purposes of Section 1.16 hereto, the individual set forth on Schedule II hereto (the “Non-Shareholder Insider”). Capitalized terms used but not defined in this Agreement shall have the meanings given to those same terms in the Merger Agreement (as defined below).

WHEREAS, as of the Effective Date, each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and Cayman SPAC Warrants as are indicated opposite its name on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and the Company have entered into the Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the Effective Date;

WHEREAS, prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such company after the Domestication, “New ZincFive”), and immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share shall be converted, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, immediately prior to the Domestication, each Insider shall elect to convert each issued and outstanding SPAC Class B Ordinary Share owned by such Insider, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; and (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of SPAC Common Stock, on a one-for-one basis (each a “Domesticated SPAC Warrant”), pursuant to Section 4.04 of the Warrant Agreement;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider are parties to that certain letter agreement, dated as of October 5, 2023 (the “Letter Agreement”), pursuant to which the Sponsor agreed to surrender a number of SPAC Class B Ordinary Shares (including any SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) in certain circumstances;

WHEREAS, pursuant to Section 13 of the Letter Agreement, the Letter Agreement may not be amended, modified or waived except by a written instrument executed by all parties thereto;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider represent all parties to the Letter Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

Article I
SUPPORT AGREEMENT; COVENANTS

Section 1.1               Binding Effect of Merger Agreement. Each Insider acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Insider shall be bound by, be subject to and comply with Section 9.04 (Exclusivity) and Section 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Insider was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2               No Transfer.

(a)                Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) such date and time as the Merger Agreement shall have been terminated in accordance with Section 11.01 (Termination) of the Merger Agreement, (ii) the liquidation of SPAC, (iii) the first anniversary of the Closing Date and (iv) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as such amount may be adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred eighty (180) days after the date that the Form S-1 Shelf (as defined in the A&R Registration Rights Agreement) contemplated by the A&R Registration Rights Agreement initially becomes effective (the “Lock-Up Period”), such Insider shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Shares; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clauses (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clauses (A) or (B) (each, a “Transfer”). “Lock-Up Shares” means, as of the Effective Date, (i) 2,000,000 SPAC Class B Ordinary Shares owned by the Insiders, (ii) 2,000,000 SPAC Class A Ordinary Shares issued or issuable, to the Insiders, upon the conversion of the SPAC Class B Ordinary Shares to SPAC Class A Ordinary Shares immediately prior to the Domestication, and (iii) 2,000,000 shares of SPAC Common Stock issued or issuable, to the Insiders, upon the conversion of the SPAC Class A Ordinary Shares in connection with the consummation of the Transactions.

(b)                “Permitted Transfer” means any Transfer of the Lock-Up Shares: (i) to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Insiders or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Insiders, or any employees of such Affiliates; (ii) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in the Insiders having the right to exchange their Lock-Up Shares for cash, securities or other property subsequent to the completion of the Transactions; (iii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (iv) in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the transferor entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor entity or affiliates of the transferor entity or that shares a common investment advisor with the transferor entity or (B) as part of a distribution to members, partners, shareholders or equity holders of the transferor entity; (v) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (vii) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (ix) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (viii); (x) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (xi) transfers of any shares of the SPAC Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment; (xii) the exercise of any options or warrants to purchase SPAC Common Stock or the vesting of stock awards of SPAC Common Stock and any related transfer of shares of SPAC Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to SPAC or SPAC’s subsidiaries’ equity incentive plans or arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of SPAC Common Stock subject to such options, warrants or stock awards, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; (xiii) Transfers to SPAC pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by SPAC or forfeiture of SPAC Common Stock owned by a SPAC Stockholder or other securities convertible into or exercisable or exchangeable for SPAC Common Stock in connection with the termination of such SPAC Stockholder’s service to SPAC; (xiv) the entry, by a SPAC Stockholder, at any time after the Closing, if then permitted by SPAC, of any trading plan providing for the sale of SPAC Common Stock by the SPAC Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that if (A) such plan does not provide for, or permit, the sale of any SPAC Common Stock during the Lock-Up Period and (B)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the SPAC Stockholder or SPAC regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and (xv) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the SPAC Stockholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.

(c)                Notwithstanding the foregoing, in the case of clauses (i) through (x) of Section 1.2(b), a Transfer shall only be deemed a “Permitted Transfer” if (A) such Insider has provided prior written notice to SPAC of such Transfer, and (B) such transferee enters into a written agreement with SPAC assuming all of the obligations under this Agreement with respect to such Lock-Up Shares and subjecting itself to the restrictions set forth in this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the transferor SPAC Stockholder that acquired SPAC Common Stock directly from SPAC and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of such Insider; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Any Transfer that does not comply with the provisions of this Section 1.2 shall be null and void. No Transfer permitted under this Section 1.2 shall relieve any Insider of its obligations under this Agreement.

(d)                Notwithstanding the other provisions set forth in this Agreement, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the restrictions on transfer set forth in Section 1.2. If, pursuant to the SPAC Bylaws Upon Domestication, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof), in its sole discretion, determines to waive, amend, or repeal the restrictions on transfer applicable to any holder of SPAC Common Stock pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, such discretionary waiver or termination shall apply to the Insiders in the same proportion that the number of shares of SPAC Common Stock (or shares issued on the exercise, exchange or conversion of SPAC Common Stock, as applicable) held by such holder of SPAC Common Stock whose restrictions are terminated or waived bears to the total number of shares of SPAC Common Stock (or such other shares) then held by such holder (a “Pro-Rata Release”). A Pro-rata Release shall not be applied or required (i) to the extent that the restrictions on transfer set forth in Section 7.5 of the SPAC Bylaws Upon Domestication are not applicable to a holder of SPAC Common Stock that is not an affiliate of the SPAC or the Company pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, (ii) in the event the board of directors of SPAC (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) determines to waive, amend, or repeal the restrictions set forth in Section 7.5 of the SPAC Bylaws Upon Domestication solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the SPAC Common Stock is then listed or proposed to be listed or to comply with SPAC’s obligations under the PIPE Subscription Agreements, or (iii) in the case of an early release of any holder of SPAC Common Stock from the restrictions described in Section 7.5 of the SPAC Bylaws Upon Domestication if such early release is made due to circumstances of an emergency or hardship, as determined by the board of directors of SPAC or any duly authorized committee thereof in its sole judgment.

Section 1.3               Working Capital Loans. Immediately prior to the First Effective Time, Sponsor shall, if it so elects, convert up to $1,500,000 of the aggregate amount outstanding under all Working Capital Loans into Cayman SPAC Warrants (“Working Capital Warrants”) in accordance with the terms thereof.

Section 1.4               Forfeiture. Sponsor agrees that, promptly following and subject to the occurrence of the Closing, (a) 2,786,867 issued and outstanding Domesticated SPAC Warrants, and (b) a number of outstanding Domesticated SPAC Warrants equal to fifty percent (50%) of the Domesticated SPAC Warrants resulting from the domestication of the Working Capital Warrants, shall be forfeited by Sponsor and reserved by SPAC for the issuance of a corresponding number of stock options to purchase shares of SPAC Common Stock to certain service providers of the Surviving Entity pursuant to and in accordance with the Equity Incentive Plan; provided, that any Domesticated SPAC Warrants referenced in this clause (b) that remain unallocated immediately following the Closing shall be retained and not forfeited by the Sponsor.

Section 1.5               Forfeiture and Issuance of Sponsor Shares and Warrants.

(a)                Promptly following and subject to the occurrence of the Closing, (i) Sponsor shall forfeit 3,500,000 issued and outstanding shares of SPAC Common Stock owned by Sponsor immediately following the Closing, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration, an equal number of shares of SPAC Common Stock to Persons designated by New ZincFive in its sole discretion.

(b)                Promptly following and subject to the occurrence of the Closing, Sponsor shall (i) forfeit (x) 922,078 issued and outstanding shares of SPAC Common Stock and (y) 1,458,400 issued and outstanding Domesticated SPAC Warrants owned by the Sponsor immediately following the Closing, free and clear of all Liens, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration (A) 922,078 shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (collectively, the “Bridge Investor Shares”) and (B) 1,458,400 warrants to purchase shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (the “Bridge Investor Warrants”), which Bridge Investor Warrants shall be subject to the same terms and conditions (including, without limitation, exercise price) as the forfeited Domesticated SPAC Warrants.

Section 1.6               New Securities. If: (a) any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants (including any Working Capital Warrants), Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC are issued to an Insider after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock owned by the Insiders; (b) such Insider purchases or otherwise acquires beneficial ownership of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date; or (c) such Insider acquires the right to vote or share in the voting of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date (any such SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Insider as of the Effective Date.

Section 1.7               Closing Date Deliverables. On the Closing Date, each Insider shall deliver to SPAC and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.8               Agreements.

(a)                In all circumstances in which the vote, consent or other approval of the SPAC Stockholders is sought, each Insider shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Insider’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Insider’s Subject Securities that are entitled to vote:

(A)              in favor of the SPAC Stockholder Matters;

(B)              against any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions);

(C)              against any merger agreement or merger (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(D)              against any change in the business, management or board of directors of SPAC (other than in connection with the Transactions or pursuant to the Merger Agreement or the documents ancillary to the Transactions (each, an “Ancillary Document”)); and

(E)               against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement; (III) result in any of the conditions set forth in Article 10 (Conditions to Obligations) of the Merger Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Insider contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Such Insider shall not commit or agree to take any action inconsistent with the foregoing in its capacity as a SPAC Stockholder.

(b)                Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and prior to the termination of the Merger Agreement, the board of directors of SPAC effects a Modification of Recommendation, then the obligations of each Insider to vote or consent in accordance with Section 1.8(a) shall automatically be deemed to be modified such that, from and after the occurrence of such Modification of Recommendation, such Insider shall vote or provide consent in respect of its SPAC Class B Ordinary Shares in the same proportion to the votes cast or consent provided, as applicable, by the holders of SPAC Class A Ordinary Shares.

Section 1.9               No Challenges. Each Insider agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of such Insider to enforce its rights under this Agreement or any other Ancillary Document to which it is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.10            Further Assurances. Each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement.

Section 1.11            No Inconsistent Agreement. Each Insider represents and covenants that it has not, in such Person’s capacity as a shareholder of SPAC, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations under this Agreement.

Section 1.12           Conversion of SPAC Class B Ordinary Shares. Immediately prior to the Domestication, each Insider irrevocably elects, in accordance with the amended and restated memorandum and articles of association of SPAC (as may be amended from time to time, the “Articles”), to convert each SPAC Class B Ordinary Share held by such Insider into one SPAC Class A Ordinary Share on a one-for-one basis and shall take all actions and execute and deliver all instruments reasonably necessary or advisable to effect such conversion.

Section 1.13            Waiver of Anti-Dilution Provision and Class Consent. Subject to the consummation of the Transactions, each Insider waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the Articles, all anti-dilution rights that would otherwise result in SPAC Class B Ordinary Shares held by such Insider converting into SPAC Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions. Without limiting the foregoing, each Insider holding SPAC Class B Ordinary Shares shall, promptly upon request by SPAC or the Company, execute and deliver a written consent, or attend and vote at any separate class meeting of the holders of SPAC Class B Ordinary Shares, approving, consenting to and, to the extent applicable, waiving any variation of the rights attaching to the SPAC Class B Ordinary Shares arising from the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication rather than in accordance with any adjustment that would otherwise apply under Article 15 of the Articles, in each case in accordance with Article 20 of the Articles (the “Class B Consent”). The waiver specified in this Section 1.13 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any SPAC Class A Ordinary Shares, shares of SPAC Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Merger Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.14            Insider Indemnity. For a period of six years after the Closing Date, the SPAC will indemnify, exonerate and hold harmless each Insider and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Insider on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by the Insider into this Agreement, and the compliance with the Insider’s obligations in this Agreement, in any such case, that names the Insider as a defendant (or co-defendant) (in each case to the extent that such indemnification, exoneration and hold harmless obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Insider). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by the Insider or such Person’s members, managers and officers of this Agreement or any other agreement between the Insider or such Person’s members, managers and officers, on the one hand, and the SPAC or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of the Insider or such Person’s members, managers and officers.

Section 1.15            Tax Treatment. The parties hereto agree that any forfeiture of any Domesticated SPAC Warrants by the Sponsor pursuant to Section 1.4 shall be treated as a capital contribution within the meaning of Section 118(a) of the Internal Revenue Code of 1986, as amended, for all U.S. federal income (and all applicable U.S. state and local income) tax purposes. The parties hereto shall file all tax returns consistent with the foregoing treatment, except to the extent otherwise required by applicable law.

Section 1.16            Amendment to Letter Agreement. The SPAC, the Insiders and the Non-Shareholder Insider, hereby agree, effective immediately prior to the First Effective Time, to amend Section 5 of the Letter Agreement by deleting the second sentence in Section 5 of the Letter Agreement. As a result, effective immediately prior to the First Effective Time, the Sponsor shall not be obligated to surrender any SPAC Class B Ordinary Shares (or SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with that certain forward purchase agreement, dated as of October 5, 2023, by and between the SPAC and the Forward Purchaser. If the Merger Agreement shall be terminated for any reason, such amendment shall be void and of no force and effect. Except as specifically set forth in this Section 1.16, all of the terms and provisions of the Letter Agreement shall remain in full force and effect, and the SPAC, the Insiders and the Non-Shareholder Insider shall continue to be bound by such terms and provisions.

Section 1.17            Indemnification.

(a)                The Company hereby agrees to hold harmless and indemnify each of (i) SPAC, (ii) Sponsor, and Sponsor’s direct and indirect equityholders and (iii) any of the foregoing’s respective Affiliates and Representatives (collectively, the “Indemnified Parties”), from and against all Damages incurred by the Indemnified Parties in connection with, arising out of, or resulting from (x) the SilverBox Note or (y) any Action involving any other Person related to the Company’s breach of the SilverBox Note, in each case whether such Damages accrue prior to or after the date hereof (the “Indemnifiable Matters”). “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, accounting fees and expert fees), interest, charge or cost (including costs of investigation, defense, or settlement of any of the foregoing) or any expense of any nature. “SilverBox Note” means that certain Convertible Promissory Note by and between the Company and Boxwood Holdings V LLC, an Affiliate of SilverBox Corp V, dated as of February 17, 2026, with a principal amount of $10,000,000. “SilverBox Parties” means Boxwood Holdings V LLC, SilverBox Corp V, and their respective Affiliates.

(b)                Notwithstanding anything in this Section 1.17 to the contrary, the Company’s maximum aggregate liability under clause (a) shall not exceed the amounts due and payable to the SilverBox Parties under the SilverBox Note plus the amount of any attorney’s fees incurred by the Indemnified Parties in connection with the foregoing. To the extent the Indemnified Parties pay or are otherwise liable for any out of pocket costs or expenses in connection with the Indemnifiable Matters, the Company shall promptly, and in any event within two (2) Business Days’ after receipt of prior written notice from SPAC, pay or advance immediately available funds to the applicable Indemnified Party in an amount reasonably determined by such Indemnified Party necessary to satisfy all such costs and expenses. The Indemnified Parties shall not be entitled to recover more than once for the same Damages. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages for which indemnification may be sought under this Section 1.17 upon becoming aware of any event or circumstance that gives rise to, or could reasonably be expected to give rise to, such Damages.

(c)                The Company’s indemnification and reimbursement obligations set forth under clauses (a) and (b), respectively, shall (i) survive the Closing and (ii) notwithstanding the foregoing clause (i), terminate upon the payment and satisfaction in full of amounts due and payable, and the satisfaction of the Company’s obligations, to the SilverBox Parties under the SilverBox Note. Except for any right to seek specific performance or injunctive relief pursuant to Section 3.6, the rights to indemnification under this Section 1.17 shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for all Damages relating to the Indemnifiable Matters. For the avoidance of doubt, each Indemnified Party shall be deemed a third party beneficiary of the terms hereof with direct rights of enforcement against the Company.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1               Representations and Warranties of the Insiders. Each Insider represents and warrants as of the Effective Date to SPAC as follows:

(a)                Organization; Good Standing. If the Insider is an entity, the Insider is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Insider is incorporated, formed or organized.

(b)                Power; Due Authorization. If the Insider is an entity, the Insider has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Insider is a natural person, the Insider has full power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Insider and, assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Insider. Except as enforceability may be limited by the Enforceability Exceptions, this Agreement is enforceable against such Insider in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Insider.

(c)                Ownership. Such Insider is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities. There exist no Liens or any other limitations or restrictions affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) SPAC’s Organizational Documents; (iii) the Merger Agreement; (iv) if the Insider is an entity, such Insider’s Organizational Documents; (v) agreements between the Insider and the Insider’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Insider’s Subject Securities are the only equity securities of SPAC owned of record or beneficially by the Insider on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Cayman SPAC Warrants held by the Insider, such Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(d)                No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its obligations under this Agreement will not (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider), other than the Class B Consent, (ii) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such Insider or any of its properties or assets, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Insider is a party, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Securities, except in the case of each of clauses (i) through (iv), that would not prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(e)                Litigation. There are no Actions pending against such Insider, or, to the knowledge of such Insider, threatened against such Insider, before (or, in the case of threatened Action, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(f)                 Brokerage Fees. Except as set forth in Section 6.08 (Brokers Fees) of the SPAC Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Insider, for which SPAC or any of such Person’s Affiliates may become liable.

(g)                Acknowledgement. Such Insider understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Insider’s execution and delivery of this Agreement.

Article III
MISCELLANEOUS

Section 3.1               Termination. This Agreement and all of its provisions (other than those provisions that expressly set forth a survival period, each of which shall survive in accordance with the survival period specified therein) shall terminate and be of no further force or effect upon the earliest of: (a) the termination of the Merger Agreement if the Closing does not occur; (b) the liquidation of the SPAC; and (c) the written agreement of the Insiders, SPAC and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement.

Section 3.2               No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, SPAC, or the Insiders; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3               Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) each Insider does not make any agreement or understanding in this Agreement in any capacity other than in its capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by each Insider or any representative of each Insider in its capacity as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC or an Affiliate of SPAC.

Section 3.4               Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent to SPAC in accordance with Section 12.02 (Notices) of the Merger Agreement and to each Insider at the address set forth below (or at such other address for a party as shall be specified by like notice). All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or any other Insider:

c/o Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn: James Rhee, Kurtis Jang

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Andrew Hoffman, Austin March, Ethan Lutske, and Kenji Strait

Email: [***], [***], [***], [***]

Section 3.5               Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.6               Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.7               Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Insiders and the Company.

Section 3.8               Miscellaneous. Sections 12.01 (Waiver), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.11 (Severability) and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

Section 3.9               Disclosure. Each Insider authorizes SPAC and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Insider’s identity and ownership of the Subject Securities, the nature of such Insider’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by SPAC and the Company. Each Insider will promptly provide any information reasonably requested in writing by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SPARK I ACQUISITION CORPORATION

By:	/s/ James Rhee
Name:	James Rhee
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SLG SPAC FUND LLC

By:	/s/ Bernard Moon
Name:	Bernard Moon
Title:	Managing Member

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
Name:	Tod Higinbotham
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JAMES RHEE

By:	/s/ James Rhee

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

KURTIS JANG

By:	/s/Kurtis Jang

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CUONG VIET DO

By:	/s/Cuong Viet Do

Signature Page to Sponsor Agreement

 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SHIN-BAE KIM

By:	/s/Shin-Bae Kim

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

WILLY LAN

By:	/s/Willy Lan

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

TONY LING

By:	/s/Tony Ling

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CATHERINE MOHR

By:	/s/Catherine Mohr

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, solely for purposes of Section 1.16 of this Agreement, the undersigned has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JIMMY (HO MIN) KIM

By:	/s/ Ho Min (Jimmy) Kim

Signature Page to Sponsor Agreement

SCHEDULE I

Subject Securities

	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	Cayman SPAC Warrants
SLG SPAC Fund LLC	4,000,000	1,572,078	8,490,535
James Rhee	-	250,000	-
Kurtis Jang	-	100,000	-
Cuong Viet Do	-	100,000	-
Shin-Bae Kim	-	100,000	-
Willy Lan	-	100,000	-
Tony Ling	-	100,000	-
Catherine Mohr	-	100,000	-

Schedule I to Sponsor Agreement

SCHEDULE II

Non-Shareholder Insider

Jimmy (Ho Min) Kim

Schedule II to Sponsor Agreement